CARL C. ICAHN
767 Fifth Avenue, 47th Floor
New York, NY 10153

June 29, 2012

Via Email and Federal Express

Board of Directors
Forest Laboratories, Inc.
909 Third Avenue
New York, NY  10022

We have received your letter responding to our demand for disclosure from Forest Labs under Section 220 of the Delaware law, in which you refused to provide us with documents concerning a number of items.  Most disturbing is your refusal to provide any information relating to succession planning for Forest Labs.  It is inarguable that the most important role at a company is that of Chief Executive Officer.  Given that this role has been filled by 84-year old Howard Solomon for the past 35 years, the stockholders have a right to know how the company intends to fill this role going forward.  Perhaps you really have no succession plan at all.  But even more troubling, perhaps there are plans that are not being disclosed regarding Howard Solomon’s son, David Solomon, a man whose only senior level executive experience has come from working for his father (prior to that David was in the business of making movies).  What is Forest Labs trying to hide?

Howard Solomon and this board, who collectively own less than 2% of this great company, MUST BE MADE TO REALIZE THAT FOREST LABS IS NOT A DYNASTY TO BE DESPOTICALLY HANDED DOWN FROM FATHER TO SON IGNORING THE GREAT RISK OF THIS ACTION TO ITS SHAREHOLDERS.

As we stated in our 220 demand, more than 19 months ago the U.S. government sought to exclude most of Forest Labs’ senior management team from U.S. government programs.  Shortly thereafter, Lawrence Olanoff abruptly resigned as President of Forest Labs.   In response to this threat to management continuity, Howard Solomon took over as President – the top operations role – and the company promoted David Solomon, Howard Solomon’s son, as a senior executive, reporting directly to his father.  In the minutes of an April 2011 Board meeting, it was revealed that those December 2010 promotions were undertaken “with a view to developing a succession plan to ultimately filling the COO and CEO positions.”  It’s been over 19 months.  These positions have yet to be so filled and stockholders have continued to be left in the dark.  The Board’s cloak and dagger approach regarding its succession planning has gone on long enough.

To make our point, we need only look to how this problem was addressed by Institutional Shareholder Services Inc. in its report issued on June 24, 2011 (the “2011 ISS Report”) which stated as follows:

“However, the fact that the succession plan involves having a senior executive – presumably a candidate for the top job – report to his own father – who presumably has some influence in the matter – is another bad omen. SVP Solomon may in fact be the best candidate for the job, internally or externally: it is hard to know, if all his senior level executive experience came at the firm his father has been running for four decades. At a publicly-held company, succession planning should never be confused, visually or procedurally, with establishing a dynasty.”

“Unaffiliated shareholders should be concerned about the degree to which the independent directors are truly independent of the long serving Chairman and CEO. Among the red flags are these directors’ apparent unwillingness to exclude the CEO from highstakes discussions – such as the company’s response to threatened regulatory action against him individually – in which he is clearly conflicted, and their apparently easy acceptance of the fundamental conflict involved in making the CEO’s own son one of his direct reports.”

Your ongoing lack of transparency with stockholders is only made more evident by your wrongful withholding of the information that we requested in our 220 demand.  It is outrageous that you have chosen to hide behind legal chicanery (the cost of which will be borne by stockholders) rather than disclose information that stockholders have the right to know.  We ask – What are you trying to hide and why must stockholders pay your high priced lawyers to help you hide it?

In response to our 2011 proxy contest, the company disclosed that it would recommend that the Board make a commitment, which would be part of the Forest Labs Corporate Governance Guidelines, to consult at least once per year, with leading corporate governance experts to (i) stay abreast of best practices and consider how they might apply to Forest Labs and (ii) make recommendations for any appropriate reform.  It does not appear that you amended the Corporate Governance Guidelines to include that commitment.  Moreover, you have failed to disclose whether or not the promised consultations with such experts did in fact take place and, if they did take place, what were the results of any such consultations.  These corporate governance initiatives, however meager, were central to your campaign promises last year.  The stockholders have a right to know whether the company in fact delivered on its promise.  But your letter arrogantly refuses to provide that simple information.  Again, we ask -- what are you trying to hide?

As Ronald Reagan said, “Trust but verify.”  We believe stockholders have ample cause to seek to verify what is in fact happening at Forest Labs.  That is why we demanded information from you.  And that is why you should provide it.  We need only recall the 2011 ISS Report’s assessment of the Board’s decisions regarding Mr. Solomon’s potential exclusion by the government to see why more transparency is needed at Forest Labs:

“The image of the CEO sitting in on the ostensibly independent directors as they discuss whether or not to support him is uncomfortably close to that of a show trial: a theatrical demonstration of power, with a pre-determined outcome, in which those with ostensible authority must first and foremost demonstrate their zealous personal loyalty to the one who holds real power.”

“All the subsequent protestations about personal integrity and independence ring a little hollow, when the right course of action – calling an executive session to let the unaffiliated outside directors debate the issues in private, without any undue influence from insiders – was both an obvious and easy choice. That the meeting appears to have been orchestrated from the C-suite – the General Counsel, rather than the board’s own outside advisors, apparently prepared and presented the materials which shaped the discussion – does not help matters.”

“If there was ever a moment for the independent directors to take matters into their own hands, this was it. That they failed to do so – and perhaps even failed to recognize their own responsibility to do so – is deeply worrisome.”

WE HAVE CONCLUDED THAT THE ONLY REASON THAT YOU WILL NOT GIVE US INFORMATION THAT WE ARE LEGALLY ENTITLED TO UNDER DELAWARE LAW CONCERNING SUCH “BENIGN” BUT IMPORTANT SUBJECTS SUCH AS SUCCESSION PLANS AND CORPORATE GOVERNANCE, IS BECAUSE YOU HAVE SOMETHING TO HIDE.  WE THEREFORE ARE COMMENCING LITIGATION COMPELLING YOU TO REVEAL THE ITEMS THAT YOU HAVE REFUSED TO PROVIDE IN ORDER TO FIND OUT EXACTLY WHAT YOU ARE TRYING TO HIDE.  IN THIS WAY STOCKHOLDERS CAN MAKE A TRULY INFORMED DECISION AT THE UPCOMING ANNUAL MEETING, INSTEAD OF HAVING TO CONTINUE TO MAKE THEIR DECISIONS IN THE DARK.

Very truly yours,

                /s/ Carl C. Icahn
Carl C. Icahn

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF FOREST LABORATORIES, INC. FOR USE AT ITS 2012 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF FOREST LABORATORIES, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.   INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 13D RELATING TO THE COMMON STOCK, PAR VALUE $0.10 PER SHARE, OF FOREST LABORATORIES, INC., FILED BY THE PARTICIPANTS ON JUNE 17, 2011, AND AMENDED BY AMENDMENT NOS. 1, 2, 3, 4 AND 5 THERETO (THE “SCHEDULE 13D”).  EXCEPT AS OTHERWISE DISCLOSED HEREIN OR IN THE SCHEDULE 13D, THE PARTICIPANTS HAVE NO INTEREST IN FOREST LABORATORIES, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.10 PER SHARE, OF FOREST LABORATORIES, INC., AS DISCLOSED IN THE SCHEDULE 13D.  THE SCHEDULE 13D IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.